LIMITED POWER OF ATTORNEY
Bunch Family Holdings, LLC does hereby appoint Julie E. Benes as its true and lawful attorney-in-fact (the “Attorney-in-Fact”) with full power of substitution and resubstitution, to have full power and authority to act in its name, place and stead and on its behalf to:
1)    execute and deliver for and on behalf of Bunch Family Holdings, LLC, in its capacity as one or more of an officer, director, or significant stockholder of TWFG, Inc. or any of its subsidiaries (collectively, the “Company”), Forms 3, 4 and 5 and any amendments thereto under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder;
2)    do and perform any and all acts for and on behalf of Bunch Family Holdings, LLC that the Attorney-in-Fact (in his or her sole discretion) determines may be necessary or desirable to complete and execute any such Form 3, 4 or 5, complete and execute any amendments thereto and timely file same with the United States Securities and Exchange Commission (the “SEC”) and any stock exchange or similar authority, including, without limitation, the filing of a Form ID or any other documents necessary or appropriate to enable such documents to be filed electronically with the SEC; and
3)    take any other action of any type whatsoever in connection with the foregoing which, in the sole opinion of the Attorney-in-Fact, may be of benefit to, in the best interest of, or legally required by, or for, Bunch Family Holdings, LLC, it being understood that the documents executed by the Attorney-in-Fact on behalf of Bunch Family Holdings, LLC pursuant to this Limited Power of Attorney shall be in such form and shall contain such information and disclosure as the Attorney-in-Fact may approve in his or her sole discretion.
Bunch Family Holdings, LLC hereby ratifies and confirms all that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of this Limited Power of Attorney and the rights and powers herein granted. Bunch Family Holdings, LLC acknowledges that the Attorney-in-Fact, in serving in such capacity at its request, is not assuming, nor is the Company assuming, (i) any of Bunch Family Holdings, LLC’s responsibilities to comply with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), or any liability for Bunch Family Holdings, LLC’s failure to comply with such requirements, or (ii) any obligation or liability Bunch Family Holdings, LLC incurs for profit disgorgement under Section 16(b) of the Exchange Act. Bunch Family Holdings, LLC further acknowledges that this Limited Power of Attorney does not relieve it from responsibility for compliance with its obligations under the Exchange Act or the Securities Act.
This Limited Power of Attorney shall remain in full force and effect until Bunch Family Holdings, LLC is no longer required to file Forms 3, 4 or 5 with respect to its holdings of and transactions in securities issued by the Company, unless earlier revoked by Bunch Family Holdings, LLC in a signed writing delivered to the Attorney-in-Fact.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of July 2, 2024.

Bunch Family Holdings, LLC

By:	/s/ Richard F. Bunch III
Name: Richard F. Bunch III
Title: President